Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of this 13th day of July, 2015, by and between BeiGene USA, Inc., (the “Company”), a subsidiary of BeiGene, Ltd., and Howard Liang (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.                                           Definitions.

(a)                                 “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of Employee’s termination, which amount shall be determined by the Company in accordance with Section 4(b) and paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(b)                                 “Agreement” shall have the meaning set forth in the preamble hereto.

(c)                                  “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)                                 “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(e)                                  “Board” shall mean the Board of Directors of BeiGene, Ltd.

(f)                                   “Cause” shall mean, pursuant to the reasonable good faith determination by a majority of the Board, (i) any willful or intentional act of Employee that has, or could reasonably be expected to have, the effect of materially injuring the business of BeiGene, Ltd., (ii) Employee’s conviction of, or plea of guilty or no contest to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Employee’s duties to BeiGene, Ltd., or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (iii) the commission by Employee of an act of fraud or embezzlement against BeiGene, Ltd. or any member of the Company Group, (iv) Employee’s failure (except where due to a Disability), neglect, or refusal to perform in any material respect Employee’s material duties and responsibilities or to follow any reasonable, lawful, written directive of the Chief Executive Officer or the Board, (v) any material violation by Employee of a material written policy of the Company or BeiGene, Ltd., that has been conveyed or otherwise made known to the Employee, including, but not limited to, those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vi) Employee’s material breach of a material provision of this Agreement or the Non-Disclosure Agreement.

(g)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)                                 “Company” shall have the meaning set forth in the preamble hereto.

(i)                                     “Company Group” shall mean (1) the Company, (2) its parent, BeiGene, Ltd., and (3) any direct or indirect subsidiaries, divisions or affiliates of the Company or the Company’s parent.

(j)                                    “Compensation Committee” shall mean the committee, if any, of the Board designated to make compensation decisions relating to senior executive officers of the Company Group.  Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(k)                                 “Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(l)                                     “Effective Date” shall mean July 15, 2015.

(m)                             “Employee” shall have the meaning set forth in the preamble hereto.

(n)                                 “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s material duties or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof (other than a reduction of not more than ten percent (10%) that is enacted pursuant to an across-the-board reduction applicable to, and applied proportionally to, all similarly situated executives), or (iii) a material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii) above).  Employee acknowledges and agrees that Employee’s exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof.  Notwithstanding the foregoing, during the Term, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee’s duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension, including the obligation to continue to pay Employee’s compensation and benefits.

(o)                                 “Confidentiality Agreement” shall mean the Confidentiality, Non-Competition, and Invention Assignment Agreement attached hereto as Exhibit A.

(p)                                 “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(q)                                 “Release of Claims” shall mean a separation and release agreement in a form substantially similar to the form attached hereto as Exhibit C, which may be modified by the Company to make the release fully effective in the jurisdiction in which Employee is employed at the time of his termination and to comply with any changes in the law from and after the Effective Date, each as determined by the Company in its sole discretion.

(r)                                    “Sale Event” means the consummation of (i) the sale of all or substantially all of the assets of the BeiGene, Ltd. and its subsidiaries on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation of BeiGene, Ltd., in which the outstanding shares of BeiGene, Ltd., are converted into or exchanged for securities of the successor entity and the holders of BeiGene, Ltd.’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) other than in connection with an initial public offering of the securities of BeiGene, Ltd. (an “IPO”), the sale by existing stockholders of BeiGene, Ltd. in a single transaction or a series of related transactions of all or a majority of the outstanding capital stock of BeiGene, Ltd. to an unrelated person or entity.  For the avoidance of doubt, a Sale Event shall not include an IPO.

(s)                                   “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.

(t)                                    “Severance Term” shall mean the nine (9) month period following Employee’s termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason.

(u)                                 “Term” shall mean the period specified in Section 2 hereof.

Section 2.                                           Acceptance and Term.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein.  The Term of this Agreement shall commence on the Effective Date and continue thereafter until terminated in accordance with, and subject to the provisions of, Section 8 hereof.

Section 3.                                           Position, Duties, and Responsibilities; Place of Performance.

(a)                                 Position, Location, Duties, and Responsibilities.  During the Term, Employee shall be employed by the Company and serve as the Chief Financial and Strategy Officer of BeiGene, Ltd. (together with such other position or positions consistent with Employee’s title as the Board, in its sole discretion, shall specify from time to time).  Employee’s initial duties and responsibilities are set forth in Exhibit B attached hereto.  To the extent requested by the Board or the Company, Employee agrees to serve as an officer and/or director of (i) BeiGene, Ltd., (ii) the Company, and (iii), with Employee’s prior consent, which consent shall not be unreasonably withheld, any other member of the Company Group, in each case without additional compensation.  At the Employee’s request, the Company agrees to open a Company office in the Boston area as soon as practicable following the Effective Date, and maintain the office for at least three (3) years from the Effective Date.  During such three year period, Employee will be permitted to perform his job duties at the Company’s offices in the Boston area, but Employee understands that he will be required to travel to, and perform his job duties at, the Company’s office in China, from time to time.  If Employee’s location of employment is moved by more than fifty (50) miles from the initial location in the Boston area at any time during the Term, the Company agrees to pay for Employee’s reasonable relocation expenses in an amount to be mutually agreed upon.

(b)                                 Performance.  Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) performing services pursuant to his current arrangement with Hillhouse Capital Management, its successors or assignees, provided that Employee provide a copy of any final written agreement between him and Hillhouse Capital Management when it is finalized, (ii) performing services for such other company as the Company may designate or permit, which permission shall not be unreasonably withheld, (iii) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (iv) engaging in charitable activities and community affairs, and (v) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii), (iv) and (v) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with his obligation to provide a full time commitment to the Company and/or the performance of his duties and responsibilities hereunder.

Section 4.                                           Compensation.

During the Term, Employee shall be entitled to the following compensation:

(a)                                 Base Salary.  Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $350,000 with increases, if any, as may be approved in writing by the Compensation Committee.

(b)                                 Annual Bonus.  Employee shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”).  The amount of the Annual Bonus for each fiscal year shall be up to $105,000, with the actual Annual Bonus payable being based upon the level of achievement of Company, department and individual performance objectives for such fiscal year, as determined by the Compensation Committee in its sole discretion.  For fiscal year 2015, the Company shall confer with Employee with respect to his individual performance objectives and provide such objectives to Employee within 45 days of the Effective Date.  For each fiscal year thereafter, the Company shall provide Employee with his individual performance objectives within 60 days of the start of the fiscal year.  For the avoidance of doubt, the payment of an Annual Bonus is highly performance based and, as such, there is no guarantee that Employee shall receive an Annual Bonus payment.  Employee’s Annual Bonus for the year in which his employment commences, if eligible, shall be prorated based on the number of days worked in that year.  The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee’s continuous employment through the Annual Bonus payment date.

(c)                                  Stock Option Grant:  Subject to the approval of the Board or the Compensation Committee, Employee shall be granted an option to purchase up to 4,900,000 ordinary shares of BeiGene, Ltd., at an exercise price per share equal to the fair market value per share of such stock as of the date of the grant, which option shall be governed by, and subject to the terms and conditions of, the Company’s Stock Option and Incentive Plan and a Stock Option Agreement between Employee and the Company (the “Initial Option Grant”).  The Board or the Compensation Committee shall confer regarding the issuance of Employee’s Initial Option Grant on or before the first regularly-scheduled Board meeting following the Effective Date.  The Stock Option Agreement shall provide for a four-year vesting schedule.  The shares subject to the Initial Option Grant shall become exercisable with respect to 25% of the shares upon completion of one year of service measured from the Effective Date and with respect to the remaining shares in 36 equal successive monthly installments upon Employee’s completion of each month of service over the 3 year period measured from the initial vesting date.  Notwithstanding the foregoing, all unvested option and equity awards granted to Employee during his Employment, including the Initial Option Grant, shall become fully exercisable upon the consummation of a Sale Event.  In addition, the shares subject to the Initial Option Grant (but not any subsequent option grant or equity award, unless otherwise agreed at the time of any such subsequent grant) shall be subject to accelerated vesting upon certain termination events as described in Section 8 hereto.  The option shall have a term of 10 years measured from the grant date.

(d)                                 Allowances:  Employee shall be eligible for the following expense allowances when travelling on Company business in China:

(i)                                     Company will provide Employee a mini-van and driver when travelling in China; and

(ii)                                  Company will reimburse Employee up to $50,000 annually for any costs incurred for accommodations in China, subject to the Company’s business expense reimbursement policies.  These allowances are in addition to the reimbursement of business-related expenses while traveling in China described in Section 7.  Employee’s China accommodation allowance for the year in which his employment commences and the year in which it terminates, shall be prorated based on the number of days worked in such year.

Section 5.                                           Employee Benefits.

During the Term, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company.  Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time.  Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6.                                           Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7.                                           Reimbursement of Business Expenses.

During the Term of Employment, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.  These business expenses shall include, but not be limited to, Employee’s expenses travelling to and from China on Company business.

Section 8.                                           Termination of Employment.

(a)                                 General.  The Term shall terminate upon the earliest to occur of: (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason.  Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group.  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as

Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of Employee’s ultimate “separation from service.”

(b)                                 Termination Due to Death or Disability.  Employee’s employment shall terminate automatically upon Employee’s death.  The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination.  Upon Employee’s death or in the event that Employee’s employment is terminated due to Employee’s Disability, Employee or Employee’s estate or beneficiaries, as the case may be, shall be entitled to payment of the Accrued Obligations, and shall have no further rights to any compensation or any other benefits under this Agreement.

(c)                                  Termination by the Company with Cause.

(i)                                     The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i) or (iv) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than thirty (30) days’ written notice by the Company of its intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)                                  In the event that the Company terminates Employee’s employment with Cause, Employee shall be entitled to payment of the Accrued Obligations and shall have no further rights to any compensation or any other benefits under this Agreement..

(d)                                 Termination by the Company without Cause.  The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination.  In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), and (except with respect to payment of the Accrued Obligations) subject to the Employee’s execution of the Release of Claims (as described in Section 8(g) below), Employee shall be entitled to the additional benefits below:

(i)                                     Payment of the Employee’s monthly Base Salary for each month during the Severance Term, which shall be paid in accordance with the Company’s regular payroll practices;

(ii)                                  With respect to the Initial Option Grant, if Employee is terminated without Cause before the ten (10) month anniversary of the Effective Date, solely for purposes of vesting of the Initial Option Grant, Employee shall be deemed on the date of termination to have been employed for sixteen (16) months from the Effective Date and his options for the remaining shares shall terminate.  In addition, if Employee is terminated without Cause on or after the ten (10) month anniversary of the Effective Date, solely for purposes of vesting of the Initial Option Grant, Employee’s employment shall be deemed to have terminated six (6) months after the date of termination of his employment and all other options held by employee that are not then exercisable shall terminate.

(iii)                               If and to the extent that the Employee is able to continue his participation in the Company’s group health and/or dental insurance from and after the date of termination in accordance with the terms of the benefits plans or applicable law and Employee so elects to continue such coverage, an amount equal to the monthly premium payment that the Company was contributing to such coverage on Employee’s behalf as of the date of termination, adjusted for any premium increase and on an after-tax basis, for each month during the Severance Term; provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the Severance Term in the event that Employee becomes eligible to receive any comparable health and dental benefits, including through a spouse’s employer, during the Severance Term.  Any payments under this clause (iii) shall be made at the same time that payments under clause (ii) are made.

Notwithstanding the foregoing, the payments and benefits described in clauses (i), (ii), and (iii) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Confidentiality Agreement.  Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits and the Accrued Obligations.

(e)                                  Termination by Employee with Good Reason.  Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event.  During such thirty (30) day notice period, the Company shall have a cure right, and if the Company fails to cure the action identified in the written notice within such period, Employee’s termination will be effective upon the expiration of such cure period, and (in addition to the payment of Accrued Obligations), Employee shall be entitled to receive the payments and benefits set forth in Section 8(d)(i), (ii) and (iii), subject to his execution of the Release of Claims and subject to the same terms and conditions described in Section 8(d). Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the payments and benefits described in this Section 8(e).

(f)                                   Termination by Employee without Good Reason.  Employee may terminate his employment without Good Reason by providing the Company ninety (90) calendar days’ prior written notice of such termination.  In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to the Accrued Obligations.  In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason and, in such event, the Company shall not be obligated to pay the Employee’s base salary and/or benefits through the end of the 90 calendar day notice period.  Following such termination of Employee’s employment by Employee without Good Reason, Employee shall be entitled to the Accrued Obligations, and shall have no further rights to any compensation or any other benefits under this Agreement.

(g)                                  Release.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon parties’ execution and non-revocation (if such right exists) of the Release of Claims, within sixty (60) days following the date of Employee’s termination of employment hereunder.  Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein.  For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Employee’s behalf by his estate or a person having legal power of attorney over his affairs.

Section 9.                                           Restrictive Covenant Agreement.

As a condition of, and prior to commencement of, Employee’s employment with the Company, Employee shall have executed and delivered to the Company the Confidentiality Agreement.  The parties hereto acknowledge and agree that this Agreement and the Confidentiality Agreement shall be considered separate contracts.

Section 10.                                    Representations and Warranties of Employee.

Employee represents and warrants to the Company that-

(a)                                 Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Employee of any agreement to which he is a party or by which he may be bound;

(b)                                 Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Employee is or may be bound; and

(c)                                  in connection with his employment with the Company, Employee will not use any confidential or proprietary information Employee may have obtained in connection with employment with any prior employer.

Section 11.                                    Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Employee has been advised by the Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 12.                                    Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.  Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(v) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.                                    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)                                 This Agreement is intended to comply with the requirements of Section 409A of the Code and its corresponding regulations (“Section 409A”), and shall in all respects be administered in accordance with Section 409A.  Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption.  Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the “separation pay exception” to the maximum extent applicable.  Further, any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b)                                 Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(c)                                  To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)                                 While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 14.                                    Successors and Assigns; No Third-Party Beneficiaries.

(a)                                 The Company.  This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business.  Further, this Agreement may be assigned by the Company, without the prior consent of the Employee, to a person or entity which is a parent, subsidiary or affiliate of the Company or a successor in interest to substantially all of the business operations of the Company.

(b)                                 Employee.  Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)                                  No Third-Party Beneficiaries.  Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.                                    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.                                    Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.                                    Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of Commonwealth of Massachusetts, without regard to conflicts of laws principles thereof.  The parties hereby consent to the jurisdiction of any state or federal court in the Commonwealth of Massachusetts.  Accordingly, with respect to any such court action, the Employee hereby (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Section 18.                                    Notices.

(a)                                 Place of Delivery.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)                                 Date of Delivery.  Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 19.                                    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.                                    Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 21.                                    Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.                                    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

*                                         *                                         *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BEIGENE USA, INC.,

/s/ John V. Oyler
By:	John V. Oyler
Title:	CEO

EMPLOYEE

/s/ Howard Liang
Howard Liang

EXHIBIT A

CONFIDENTIALITY, NON-COMPETITION, AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, BeiGene USA, Inc., including its parent, subsidiaries or affiliates (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, as further set forth in that certain Employment Agreement between me and the Company, I agree to the following:

Section 1.                                           Confidential Information.

(a)                                 Company Group Information.  I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect parents and subsidiaries (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group.  In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the ten (10) year period following the termination of my employment with the Company Group for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create.  I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential.  I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property.  Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Confidentiality, Non-Competition, and Invention Assignment Agreement (the “Confidentiality Agreement”).

(b)                                 Former Employer Information.  I represent that my performance of all of the terms of this Confidentiality Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with my employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2.                                           Developments.

(a)                                 Developments Retained and Licensed.  I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship (except as noted below), developments, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments.  If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.  The Company acknowledges and agrees that I do not need to list as a Prior Development any of my original works of authorship that were published in a professional journal or publication prior to the commencement of my employment with the Company.

(b)                                 Assignment of Developments.  I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”).  I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in

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part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.

(c)                                  Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format.  The records will be available to and remain the sole property of the Company Group at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d)                                 Intellectual Property Rights.  I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation.  If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3.                                           Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging

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to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4.                                           Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Confidentiality Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5.                                           Restrictions on Interfering.

(a)                                 Non-Competition.  During the period of my employment with the Company (the “Employment Period”) and during the nine (9) month period immediately following the termination of my employment, regardless of the reason for such termination, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity, engage in any activity that competes with the Company in its Line of Business within any state of the United States of America, China and any other jurisdiction in which any member of the Company Group engages (or has committed plans to engage) in business during the Employment Period; provided, (i) that my indirect ownership (i.e., ownership through a fund that is not controlled by me or any of my affiliates) of not more than three percent (3%) of the outstanding shares of any publicly traded company and (ii) being employed as an investment banker, fund manager, financial analyst, manager (or other role substantially similar to investment banker, fund manager, financial analyst, manager) by an investment bank or investment company shall not be deemed to breach of this Section 5(a).

(b)                                 Non-Interference.  During the Employment Period and during the twelve (12) month period immediately following the termination of my employment, regardless of the reason for such termination, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(c)                                  Definitions.  For purposes of this Confidentiality Agreement :

(i)                                     “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the termination of my employment, in each case, to whom I provided services, or with whom I transacted business, or about whom I obtained Confidential Information during my employment with the Company.

(ii)                                  “Line of Business” shall mean the discovery or development of oncology drugs utilizing the local regulatory path for clinical compounds in China.

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(iii)                               “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual or entity employed by, or providing consulting services to, any member of the Company Group to terminate such individual’s or entity’s employment or services (or in the case of a consultant, materially reducing such services) with or to the Company Group; (B) hiring any individual who was employed by any member of the Company Group within the six (6) month period prior to the termination of my employment; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.

(d)                                 Restrictions.  The covenants contained in this Section 5 are in addition to, and not in lieu of, any similar covenants to which Employee may be subject from time to time.

Section 6.                                           Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company.  In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group.

Section 7.                                           Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Confidentiality Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  If any of the provisions of this Confidentiality Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Confidentiality Agreement, which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

Section 8.                                           Injunctive Relief.

I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Confidentiality Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group.  Therefore, I hereby

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agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Confidentiality Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach.  Notwithstanding any other provision to the contrary, I acknowledge and agree that the time periods set forth in Section 5 shall be tolled during any period of violation of any of the covenants in Section 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 9.                                           Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.  As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph.  I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Section 10.                                    Business Opportunities.

During the Employment Period, I agree to bring all business opportunities to the Company relating to or otherwise associated with (i) the business or businesses conducted by the Company or any member of the Company Group in the Company’s Line of Business, or (ii) the business or businesses in the Company’s Line of Business proposed to be conducted by the Company or any member of the Company Group in the future of which I am aware or which has been publicly disclosed.  I further agree that unless expressly authorized in writing by the Company’s Chief Executive Officer I will not pursue any such business opportunity or opportunities for my own account or for the account of any third party irrespective of the Company’s decision to exploit or not to exploit any such business opportunity. Notwithstanding the foregoing, to the extent that my current arrangement with Hillhouse Capital Management, its successors or assignees, requires me to pursue business opportunities related to the Company’s Line of Business, I will promptly disclose such opportunities to the Company and agree to obtain the Company’s prior consent before pursuing.  The Company agrees that it shall not unreasonably withhold its consent.  Further, I agree to provide a copy of any final written agreement with Hillhouse Capital Management when it is finalized.

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Section 11.                                    General Provisions.

(a)                                 Governing Law and Jurisdiction.  This Confidentiality Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts, without regard to conflicts of law principles thereof.  The parties hereby consent to the jurisdiction of any state or federal court in the Commonwealth of Massachusetts.  Accordingly, with respect to any such court action, the Employee hereby (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

(b)                                 Entire Agreement.  This Confidentiality Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights under this Confidentiality Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Confidentiality Agreement.

(c)                                  No Right of Continued Employment.  I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(d)                                 Successors and Assigns.  This Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  I expressly acknowledge and agree that this Confidentiality Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.

(e)                                  Survival.  The provisions of this Confidentiality Agreement shall survive the termination of my employment with the Company and/or the assignment of this Confidentiality Agreement by the Company to any successor in interest or other assignee.

I, Howard Liang, have executed this Confidentiality, Non-Competition, and Invention Assignment Agreement on the respective date set forth below:

Date:	7 – 15 – 2015	/s/ Howard Liang
Howard Liang

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SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

No Developments or improvements

Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

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EXHIBIT B

Employee’s initial duties and responsibilities as Chief Financial & Strategy Officer shall include, without limitation, the following:

•                  Build and manage the Company’s financial capabilities:

•                  Provide leadership in the development for the continuous evaluation of short and long-term strategic financial objectives;

•                  Ensure credibility of Finance group by providing timely and accurate analysis of budgets, financial trends and forecasts;

•                  Direct and oversee all aspects of the Finance & Accounting functions of the organization;

•                  Evaluate and advise on the impact of long range planning, introduction of new programs/ strategies and regulatory action;

•                  Establish and maintain strong relationships with senior executives so as to identify their needs and seek full range of business solutions;

•                  Provide executive management with advice on the financial implications of business activities;

•                  Manage processes for financial forecasting, budgets and consolidation and reporting to the Company ;

•                  Provide recommendations to strategically enhance financial performance and business opportunities; and

•                  Ensure that effective internal controls are in place and ensure compliance with GAAP and applicable federal, state and local regulatory laws and rules for financial and tax reporting.

•                  Help drive the Company’s strategic planning process:

•                  Organize meetings to discuss program prioritization quarterly

•                  Perform landscape analysis for competitive and new product areas

•                  Participate in quarterly assessments of new research targets

•                  Perform risk/cost assessments

•                  Participate in the Company’s Key Leadership Team:

•                  Participate in leadership meetings and prepare updates for your areas

•                  Help recruit clinical team

•                  Provide overall strategic direction and planning for the Company and its affiliates:

•                  Propose in-license/out license targets

•                  Competitive assessment of other deals

•                  Assessment of entry into new areas (e.g., manufacturing, new therapeutic areas, geographies)

•                  Perform such other duties and responsibilities commensurate with Employee’s position that the Company may assign to Employee from time to time.

EXHIBIT C

FORM OF RELEASE AGREEMENT:  ACTUAL AGREEMENT MAY DIFFER

GENERAL RELEASE

BeiGene USA, Inc., (the “Company”), a subsidiary of BeiGene, Ltd., and Howard Liang (the “Employee”), agree that this General Release (“Release”) sets forth their complete agreement and understanding regarding the termination of Employee’s employment with Company.  All terms not defined herein shall have the definition contained in that certain Employment Agreement between the Company and Employee dated as of July   , 2015 (the “Employment Agreement”) or the Confidentiality, Non-Competition, and Invention Assignment Agreement dated as of the same date (the “Nondisclosure Agreement”),

1.                                      Separation Date.  Employee’s employment with Company will terminate effective                  (the “Separation Date”).  The Company will provide Employee with the Accrued Obligations (as defined in the Employment Agreement) and, subject to his execution of this Release, the payments and benefits described in Section 2 below.  Employee acknowledges that with such payments, Employee has received all compensation and benefits due to Employee in connection with Employee’s employment, and Employee is not entitled to any additional payments or benefits except as specifically provided below.

2.                                      Consideration of Company.  In consideration for the releases and covenants by Employee herein, and upon expiration of the revocation period described in paragraph 12 below with no revocation by Employee and subject to Employee’s compliance with his obligations under the Nondisclosure Agreement, the Company will provide Employee with the payments and benefits required to be paid by the Company pursuant to Section 8 of the Employment Agreement, to be paid as set forth therein.

3.                                      Employee Release of Rights and Agreement Not to Sue.  Employee (defined for the purpose of this Paragraph 3 as Employee and Employee’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Released Parties (defined as the Company Group (as defined in the Employment Agreement and any of its or their past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, subsidiaries, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising or that may have arisen out of or in connection with Employee’s employment with or termination of employment from the Company at any time from the beginning of the World up to and through the date of execution of this Release, including but not limited to claims for:

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(a) breach of the Employment Agreement or violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, option plan, severance plan, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration;

(b) your employment, change in employment status, and/or termination of employment with the Company;

(c) any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without

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limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Family and Medical Leave Act of 1993 (“FMLA”), as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; and laws relating to workers compensation, family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, gender identity marital status, pregnancy, national origin, ancestry, handicap, disability, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, use of tobacco products outside course of employment, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(d) any Massachusetts state or local laws respecting employment, including but not limited to, the Massachusetts Wage Payment Act, M.G.L. c. 149, § 148; the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, as amended; the Massachusetts Parental Leave Act, M.G.L. c. 149, § 105D; the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D; the Massachusetts Domestic Violence Leave Act, M.G.L. c. 149, § 59E, the Massachusetts Civil Rights Act, M.G.L. c. 12, § 11H et seq., as amended; the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 et seq., as amended; the Massachusetts Equal Pay Act, M.G.L. c. 149, § 105A et seq., as amended; the Massachusetts law against sexual harassment, M.G.L. c. 214, § 1C et seq., as amended; and the Massachusetts law against retaliation, M.G.L. c. 19C, § 11. et seq., as amended;

(e) wrongful termination, intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and/or

(f) any other tort, statutory or common law cause of action.

Employee further waives any right to recovery in a proceeding instituted on Employee’s behalf by a class representative, administrative agency or other entity regarding Employee’s employment with, or separation from, Company; provided, however, that Employee is not waiving any claim for unemployment compensation.  Employee affirms that as of the time Employee signed this Release, no action or proceeding covered by this paragraph was pending against any of the Released Parties.  Notwithstanding the foregoing, nothing in this Section shall constitute a release or waiver of any claim by Employee (i) to enforce the terms of this Agreement, or (ii) for indemnification, to the extent permitted by, and subject to the terms and conditions of, the Company’s certificate of incorporation, as amended to date, and/or Delaware law.

4.                                      No Disparagement or Encouragement of Claims.  Employee agrees not to make any oral or written statement that disparages or places Company or any member of the Company Group (as defined in the Employment Agreement (including any of its past or present officers, employees, products or services) in a false or negative light, or to encourage, support, or assist any person or entity who has filed or may file a lawsuit, charge, claim or complaint against the Released Parties (as defined in

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Paragraph 3, above); provided, however, that nothing herein shall prevent Employee from responding to a lawful subpoena, reporting to a government agency, or complying with any other legal obligation.  If Employee receives any subpoena or becomes subject to any legal obligation that implicates this paragraph, Employee will provide prompt written notice of that fact to the Company and enclose a copy of the subpoena and any other documents describing the legal obligation.  The Company agrees that its officers and directors (during the period of their employment with the Company) shall not make any oral or written statement that disparages the Employee or places Employee in a false or negative light; provided, however, that nothing herein shall prevent the Company’s officers or directors from responding to a lawful subpoena, reporting to a government agency, or complying with any other legal obligation.

5.                                      Return of Company Property.  Employee represents and warrants that he has complied with his obligations to return Company Property pursuant to his obligations under the Nondisclosure Agreement.

6.                                      Restrictive Covenants.  Employee represents that he has fully complied with his obligations under the Nondisclosure Agreement at all times during his employment, and will continue to do so in accordance with the terms set forth in the Nondisclosure Agreement.

7.                                      Confidentiality of Release.  Except as may be specifically required by law, Employee will not in any manner disclose or communicate any part of this Release to any other person except Employee’s current spouse (if any), Employee’s accountant or financial advisor to the limited extent needed for that person to prepare Employee’s tax returns, or Employee’s attorney.  Before any such authorized disclosure, Employee will inform each such person to whom disclosure is to be made that every term of this Release is confidential and obtain such person’s agreement to maintain the confidentiality of the entire Release.  Employee affirms that Employee has not done anything before signing this Release that would violate this paragraph.  If Employee is specifically required by law to disclose any of the terms of this Release, Employee will provide prompt written notice of that fact to the Company (as provided in Paragraph 4, above) and enclose a copy of the subpoena and any other documents describing the legal obligation.

8.                                      Non-admission/Inadmissibility.  This Release does not constitute an admission that the Company took any wrongful, unlawful, or harmful action, and the Company specifically denies any wrongdoing.  This Release is offered solely to resolve fully all matters related to Employee’s employment with and termination from Company.  This Release shall not be used as evidence in any proceeding, except one alleging a breach of this Release or the Employment and Equity Agreements.

9.                                      Severability.  The provisions of this Release shall be severable such that the invalidity of any provision shall not affect the validity of other provisions; provided, however, that if a court or other binding authority holds that any release in Paragraph 3 is illegal, void or unenforceable, Employee agrees to promptly execute a release and agreement that is legal and enforceable.

10.                               Governing Law.  This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.  All disputes arising under this Agreement shall be brought and litigated in the federal or state courts serving the Commonwealth of Massachusetts.

11.                               Entire Agreement.  This Release and the Employment and Equity Agreements represent the entire agreement and understanding concerning Employee’s separation from the Company.  In deciding to sign this Release, Employee has not relied on any express or implied promise, statement, or representation by the Company, whether oral or written, except as set forth herein.

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12.                               Employee’s Right to Revoke Release of Age Discrimination Claims.  Employee has the right to revoke Employee’s release of claims under the Age Discrimination in Employment Act described in Paragraph 3 (the “ADEA Release”) for up to seven (7) days after Employee signs this Release.  In order to do so, Employee must sign and send a written notice of the decision to revoke the ADEA Release, addressed to the Chief Executive Officer of BeiGene, Ltd., at its then current corporate headquarters, and that written notice must be received by the Company no later than the eighth day after Employee signed this Release.  If Employee revokes the ADEA Release, Employee will not be entitled to any of the consideration from Employer described in Paragraph 2 above.

13.                               Knowing and Voluntary Waiver and Execution.  Employee acknowledges that: (i) Employee has carefully read this Release and fully understands its meaning; (ii) Employee has had the opportunity to take up to twenty-one (21) days after receiving this Release to decide whether to sign below, and that if he does not sign and tender this Release by such time, the offer provided herein is automatically revoked; (iii) Employee understands that Employer is herein advising Employee, in writing, to consult with an attorney before signing below; (iv) Employee is signing this Release, knowingly, voluntarily, and without any coercion or duress; and (v) everything Employee is receiving for signing this Release is described in this Release itself, and no other promises or representations have been made to cause Employee to sign it.

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To be valid and binding, this Release must be signed by Employee and submitted to the Company no later than 21 days following the date on which it is received by Employee.  If this Release is not received by such time, Employee shall not be eligible for any of the consideration set forth herein.

NAME	[COMPANY NAME]

By:
Employee Signature

Title:
Employee Name (print)

Dated:	Dated:

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